SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Pursuant to § 240.14a-12

SUPPORTSOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPORTSOFT, INC.

575 Broadway

Redwood City, California 94063

(650) 556-9440

April 25, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SupportSoft, Inc. that will be held on Tuesday, May 23, 2006, at 4:00 p.m., local time, at the Company’s headquarters, located at 575 Broadway, Redwood City, California.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s 2005 Annual Report on Form 10-K is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Radha R. Basu

Chairman of the Board

SUPPORTSOFT, INC.

Notice of Annual Meeting of Stockholders

to be held May 23, 2006

To the Stockholders of SupportSoft, Inc.:

The Annual Meeting of Stockholders of SupportSoft, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, located at 575 Broadway, Redwood City, California, 94063, on Tuesday, May 23, 2006, at 4:00 p.m., local time, for the following purposes:

1.  To elect directors to serve until the 2007 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.  To transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) of the Annual Meeting.

Stockholders of record as of the close of business on March 31, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 575 Broadway, Redwood City, California, for ten days before the meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Erika Varga

Corporate Secretary

Redwood City, California

April 25, 2006

SUPPORTSOFT, INC.

575 Broadway

Redwood City, California 94063

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of SupportSoft, Inc. (which we will refer to as the “Company” or “SupportSoft” throughout this Proxy Statement) for use at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 575 Broadway, Redwood City, California, 94063, on Tuesday, May 23, 2006, at 4:00 p.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 556- 9440.

The Company’s 2005 Annual Report on Form 10-K, containing financial statements and financial statement schedules required to be filed for the year ended December 31, 2005, is being mailed together with these proxy solicitation materials to all stockholders entitled to vote. This Proxy Statement, the accompanying Proxy and the Company’s Annual Report will first be mailed on or about April 26, 2006 to all stockholders entitled to vote at the meeting.

The Company will provide copies of exhibits to the Annual Report on Form 10-K to any requesting stockholder upon the request of the stockholder made in writing to SupportSoft, Inc., 575 Broadway, Redwood City, California, 94063, Attention: Investor Relations. The request must include a representation by the stockholder that, as of March 31, 2006, the stockholder was entitled to vote at the Annual Meeting.

Record Date and Share Ownership

Stockholders of record at the close of business on March 31, 2006 (which we will refer to as the “Record Date” throughout this Proxy Statement) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. The Company has one series of Common Stock issued and outstanding, designated as Common Stock, $0.0001 par value per share. As of the Record Date, approximately 43,974,962 shares of the Company’s Common Stock were issued and outstanding and entitled to vote.

How You Can Vote

Stockholders of record may vote their shares at the Annual Meeting either in person or by proxy. To vote by proxy, stockholders should mark, date, sign and mail the enclosed proxy form in the prepaid envelope. Returning a proxy form will not affect a stockholder’s right to vote if the stockholder attends the Annual Meeting and wants to vote in person.

Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy form received.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the meeting by (a) delivering to the Company at its principal offices (Attention: Investor Relations) (i) a written notice of revocation or (ii) a duly executed proxy bearing a later date or (b) attending the meeting and voting in person.

Voting

On all matters, each share has one vote. Directors are elected by a plurality vote. The nominees for the six director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the meeting will be elected to serve as directors. Each of the other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting entitled to vote on such proposal.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”), with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat these votes as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof in accordance with the discretion of the proxyholder. Proxies that are not returned will not be counted in determining the presence of a quorum and will not be counted toward any vote.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by email, telephone or facsimile.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2007 Annual Meeting must be received by the Secretary of the Company no later than January 1, 2007 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2007 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. The procedures to propose a potential nominee for election to the Board of Directors are described below under Proposal 1 – Election of Directors.

IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes the election of six (6) directors of the Company to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Names of the nominees and certain biographical information about them as of April 10, 2006 are set forth below:

Name	Age	Business Experience and Education
Radha R. Basu	55	Ms. Basu has served as a director of SupportSoft since July 1999 and became Chairman of the Board of Directors in January 2001. Ms. Basu is currently employed by the Company as a part-time employee on an as-needed basis to assist the successor president and chief executive officer. From July 1999 to April 2006, Ms. Basu served as President and Chief Executive Officer of SupportSoft. Ms. Basu worked at Hewlett-Packard Company, a computing and imaging solutions provider company, from November 1978 to January 1999, and held various general management positions, most recently the general manager of the electronic business software organization. Ms. Basu holds a B.S. in engineering from the University of Madras, a masters degree in electrical engineering and computer science from the University of Southern California and is a graduate of the Stanford University executive management program.

Manuel F. Diaz	71	Mr. Diaz has served as a director of SupportSoft since April 2000 and was appointed the lead independent director of the Board in March 2005. From February 1999 until present, Mr. Diaz has served on boards and provided consulting services to privately-held, as well as publicly-traded, companies. Mr. Diaz worked at Hewlett-Packard Company, a computing and imaging solutions provider company, from November 1982 to February 1999, and held various general management positions, most recently the Vice President for Customer Advocacy. Mr. Diaz holds a B.S. in electrical engineering from the University of Havana, a masters degree in solid-state physics from the University of Cincinnati and is a graduate of the Stanford University executive management program.

Kevin C. Eichler	46	Mr. Eichler has served as a director of SupportSoft since February 2003. From March 2006 until present, Mr. Eichler has served as Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc, an online marketing research company. From May 1998 until February 2006, Mr. Eichler served as Vice President, Chief Financial Officer and Treasurer of MIPS Technologies, Inc., a provider of processor architectures and cores for digital consumer and business applications. From June 1996 until May 1998, Mr. Eichler served as Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Visigenic Software Inc., an independent provider of software tools for distributed

Name	Age	Business Experience and Education
		object technologies for the Internet, intranet and enterprise computing environments. Mr. Eichler also serves on the board of directors of Ultra Clean Holdings, Inc., a developer and supplier of critical subsystems for the semiconductor capital equipment industry with a focus on gas delivery systems, and Magma Design Automation, Inc., a provider of electronic design automation software and design services. Mr. Eichler holds a B.S. in accounting from St. John’s University.

J. Martin O’Malley	48	Mr. O’Malley has served as a director of SupportSoft since April 2006. From July 2005 until present, Mr. O’Malley has served as a Managing Director with Wealth and Tax Advisory Services, Inc., a member of the HSBC Group, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Anderson, an accounting firm. Mr. O’Malley received a BS/BA degree from Georgetown University. He also attended a specialized business program at Oxford University in Oxford, England.

Joshua Pickus	45	Mr. Pickus has served President, Chief Executive Officer and as a director of SupportSoft since April 2006. Mr. Pickus served as Senior Vice President and General Manager of the Clarity Division of CA, Inc., an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus held various executive positions at Niku Corporation, an IT governance software company, including President and Chief Executive Officer from November 2002 until August 2005, Chief Financial Officer, from April 2001 to October 2002, and President of Vertical Markets from November 1999 to March 2001. Mr. Pickus holds a Bachelor of Arts from Princeton University and a Juris Doctor from University of Chicago School of Law.

James Thanos	57	Mr. Thanos has served as a director of SupportSoft since February 2003. From June 2002 until the present, Mr. Thanos has served on advisory boards and provided consulting services to privately-held as well as publicly-traded companies. From June 2000 to June 2002, Mr. Thanos served as Executive Vice President and General Manager, Worldwide Field Operations of BroadVision, Inc., an enterprise software company. From March 1998 to June 2000, Mr. Thanos was the Vice President and general manager of the Americas of BroadVision, Inc. Mr. Thanos also serves on the board of directors of ClickSoftware, Inc., a provider of service optimization solutions. Mr. Thanos holds a B.A. in behavioral sciences from The Johns Hopkins University.

Claude Leglise has informed the Company’s Board of Directors of his desire to resign from the Board of Directors, effective immediately prior to the Annual Meeting. The Company’s Board of Directors has approved a resolution automatically decreasing the authorized number of directors of the Company’s Board of Directors to six immediately following the effectiveness of Mr. Leglise’s resignation. Accordingly, only six directors may be elected at the Annual Meeting.

Required Vote

The nominees for the six director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the meeting will be elected to serve as directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

Corporate Governance

Corporate Governance Guidelines

The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which are intended to describe the governance principles and procedures by which the Board functions. Among other matters, the Guidelines cover board composition, board membership criteria, director responsibilities, board committees, CEO evaluation, board self-assessment and succession planning. The Guidelines are available on the Company’s website at http://www.supportsoft.com/investors. Copies of the Guidelines are also available in print upon written request to SupportSoft, Inc., Attention: Investor Relations, 575 Broadway, Redwood City, California 94063.

Code of Ethics

The Board of Directors is committed to ethical business practices and, therefore, approved a code of ethics applicable to the Board, senior management including financial officers, and all other employees. The Code of Ethics and Business Conduct (“Code of Ethics”) includes standards to deter wrongdoing and promote honest and ethical conduct; full, accurate, and timely disclosure in reports filed with the Securities and Exchange Commission; compliance with laws; prompt internal reporting of violations of the Code of Ethics, and accountability for the adherence to the Code of Ethics. The Code of Ethics is available on the Company’s website at: http://www.supportsoft.com/investors. Copies of the Code of Ethics are also available in print upon written request to SupportSoft, Inc., Attention: Investor Relations, 575 Broadway, Redwood City, California 94063.

Board Meetings

The Board of Directors held 15 board meetings during 2005. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which such directors serve. Director attendance at the Company’s Annual Meeting of Stockholders is encouraged but not required. The following directors then serving on the Board of Directors attended the 2005 Annual Meeting of Stockholders: Radha R. Basu, Manuel Diaz, Claude Leglise, Jim Thanos and Dick Williams.

Board Committees

The Board of Directors has a lead independent director and a standing Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee, and a Non-Section 16 Option Plan Committee (the “Option Committee”).

Lead Independent Director

In March 2005, the Board established a lead independent director position to chair meetings of the non-employee directors and serve as the liaison between the non-management directors and management in order to increase the effectiveness of our Board of Directors and the communication between non-employee directors and management. In March 2005, the Board appointed Manuel Diaz as the lead independent director. Mr. Diaz continues to serve as the lead independent director.

Nominating and Corporate Governance Committee

At the beginning of 2005, the members of the Nominating and Corporate Governance Committee were Dick Williams, Claude Leglise, James Thanos and Manuel Diaz, each of whom has been determined to be independent as defined by the Nasdaq Marketplace Rules. In May 2005, Dick Williams no longer held a director position and was no longer on the Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Manuel Diaz, James Thanos and Claude Leglise. Mr. Diaz became the Chairman of the Nominating and Corporate Governance Committee in May 2005. The Nominating and Corporate Governance Committee held five meetings during 2005. The primary functions of the Committee are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment and rotation of members of the committees established by the Board. The Nominating and Corporate Governance Committee operates under the Nominating and Corporate Governance Committee Charter adopted by the Board in March 2004. The Charter is available at the Company’s website at http://www.supportsoft.com/investors.

Compensation Committee

At the beginning of 2005, the members of the Compensation Committee were Dick Williams, James Thanos, Manuel Diaz and Claude Leglise. In May 2005, Dick Williams no longer held a director position and was no longer on the Compensation Committee. Mr. Leglise became the Chairman of the Compensation Committee in May 2005. The current members of the Compensation Committee are Manuel Diaz, James Thanos and Claude Leglise. The Compensation Committee held ten meetings during 2005. The Compensation Committee’s primary functions are to carry out the Board’s overall responsibility relating to remuneration of the executive officers of the Company, assist the Board in establishing the appropriate incentive compensation and equity-based plans for the Company’s executive officers, to review and ensure fairness in the administration of remuneration for equitable wealth distribution and the well being of the Company’s employees, appraise the annual performance of the Chief Executive Officer and provide guidance to the Chief Executive Officer for the annual performance appraisals of other executive officers. The Charter is available at the Company’s website at http://www.supportsoft.com/investors.

Audit Committee

In 2005, the members of the Audit Committee were three non-employee directors, Kevin C. Eichler, E. Scott Russell and Manuel Diaz, each of whom has been determined to be independent in accordance with the rules of The Nasdaq Stock Market and the Securities and Exchange Commission. The current members of the Audit Committee are Martin O’Malley, Kevin C. Eichler, James Thanos and Manuel Diaz, all of whom have been determined to be independent in accordance with the rules of The Nasdaq National Market and the Securities and Exchange Commission. Kevin C. Eichler is Chairman of the Audit Committee and also the financial expert, as defined by the Securities and Exchange Commission, on the Audit Committee. In January 2006, after the departure of E. Scott Russell, James Thanos became the third member of the Audit Committee and has also been determined to be independent in accordance with the rules of The Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee held ten meetings during 2005. The Audit Committee’s primary functions, among others, are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm, meet and consult with the independent registered public accounting firm, advise and assist the Board of Directors in evaluating the independent registered public accounting firm’s examination, review the financial statements to be included in the filings with the Securities and Exchange Commission, and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. A copy of the Audit Committee Charter adopted in March 2004 is available at the Company’s website at http://www.supportsoft.com/investors.

Option Committee

The member of the Option Committee during 2005 was Radha R. Basu. The Option Committee’s primary function is to determine stock-based compensation awards for the Company’s non-Section 16 reporting employees. The Option Committee took action on 15 occasions during 2005.

Director Qualifications

The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. The Nominating and Corporate Governance Committee attempts to identify individuals who have distinguished records of leadership and success in their arena of activity and who can make substantial contributions to Board operations. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations thereunder, and the rules of the Nasdaq Stock Market. Specific consideration shall also be given to: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee does, however, find it appropriate for at least one, and preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of the Board meet the definition of “independent director” under the rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee also deems it to be appropriate for certain members of management to serve on the Board. When evaluating a candidate for the Board, the Nominating and Corporate Governance Committee does not assign specific weight to any of these factors nor does it believe that all of the criteria necessarily apply to every candidate. At minimum, a director’s qualifications, in light of the above-mentioned criteria, is considered each time the director is nominated or re-nominated for Board membership.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members and management of the Company. The Committee has, on occasion, retained a third-party executive search firm to identify independent director candidates from time to time. The Nominating and Corporate Governance Committee will consider persons recommended by the Company’s stockholders in the same manner as a nominee recommended by Board members, management, or a third-party executive search firm. A stockholder who wishes to suggest a prospective nominee for the Board should notify SupportSoft’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. After completing the evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the person who should be nominated to the Board, and the Board determines and approves the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to SupportSoft’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders less than 100 days prior to the meeting date, such nomination shall have been mailed or delivered to SupportSoft’s Secretary not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent director (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee, (c) the number of shares of stock of the Company which are beneficially owned be each such nominee and by the nominating stockholder, and (d) any other information concerning the nominee that must be disclosed in proxy solicitations under Section 14A of the Securities Exchange Act of 1934, as amended.

Each director candidate recommended for election at this year’s Annual Meeting is an existing director seeking re-election to the Board.

Compensation of Non-Employee Directors

The Nominating and Corporate Governance Committee reviews from time to time the compensation paid to non-employee directors and recommends, as appropriate, adjustments. Compensation for non-employee directors includes three components: equity, cash and reimbursement of out-of-pocket expenses

Equity.    Prior to March 15, 2005, in the discretion of the Board of Directors under our 2000 Omnibus Equity Incentive Plan (“Incentive Plan”), non-employee directors were granted, upon joining the Board of Directors, an option to purchase a number of shares of our common stock, typically 60,000 shares. Thereafter, following the conclusion of each regular annual meeting of our stockholders, each non-employee director received an automatic grant of an option to purchase 8,000 shares of our common stock as provided for in the Incentive Plan, if, on such date, he or she would continue to serve on our Board of Directors.

As of March 15, 2005, on the date that a non-employee director first becomes a non-employee director, he or she will be granted an option to purchase 40,000 shares of our common stock under the Incentive Plan. These options will become exercisable over a four-year period, at a rate of 1/48th per month. Thereafter, following the conclusion of each regular annual meeting of our stockholders, each non-employee director will receive a grant of options to purchase 2,000 shares of our common stock, in addition to and along with, the automatic grant of an option to purchase 8,000 shares of our common stock as provided for in the Incentive Plan, if, on such date, he or she will continue to serve on our Board of Directors. Each option granted to non-employee directors other than the initial 40,000 share grant shall be immediately exercisable on the date of grant. Options granted under the Incentive Plan have an exercise price equal to the fair market value of our common stock on the date of grant and a term of ten (10) years, and as of December 2005, a term of seven (7) years. In addition, all options to purchase shares of our common stock previously granted to non-employee directors were amended as of March 15, 2005 to provide for immediate and full acceleration of vesting upon the occurrence of a change of control. All future option grants to the non-employee directors that are not otherwise immediately vested at the time of grant will also immediately and fully vest upon a change of control.

Cash Retainer.    Prior to March 15, 2005, our directors did not receive any cash retainer for service on the Board of Directors. Effective March 15, 2005, the non-employee directors receive an annual retainer of $20,000 for serving as a director, an additional annual retainer of $10,000 for serving as a chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee, and an additional annual retainer of $50,000 for serving as the lead independent director. The retainers are paid quarterly.

Reimbursement of Expenses.    Non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings, consistent with our current policies.

Stockholder Communications with the Board

The Board believes it is in the best interest of the Company and its stockholders to maintain a policy of open communication between the Company’s stockholders and the Board. Accordingly, the Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, SupportSoft, Inc., 575 Broadway, Redwood City, California 94063, or by sending an email to IR@supportsoft.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 10, 2006 as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s named executive officers, (iii) each of the Company’s directors as of April 10, 2006 and Martin O’Malley who was appointed as a director subsequent to April 10, 2006, and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)
5% Stockholders:
Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers (3)	6,020,981	13.7%

Capital Research and Management Company (4)	3,584,970	8.2

Executive Officers and Directors:

Radha R. Basu (5) Chairman of the Board and former President and Chief Executive Officer	2,551,589	5.6%

Brian M. Beattie (6) Former Executive Vice President of Finance and Administration and Chief Financial Officer	373,312	*

Chris M. Grejtak (7) Senior Vice President, Corporate Development and Marketing, Chief Marketing Officer	345,000	*

Cadir Lee (8) Chief Technology Officer and Senior Vice President of Products and Technology	1,091,530	2.5%

John Van Siclen (9) Former Senior Vice President of Worldwide Field Operations	422,738	1.0

Manuel F. Diaz (10) Director	147,000	*

Kevin C. Eichler (11) Director	66,750	*

Claude M. Leglise (12) Director	116,000	*

Martin O’Malley (13) Director	833	*

James Thanos (14) Director	76,750	*

All directors and executive officers as a group (12 persons) (15)	5,457,261	11.5%

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	The address of each officer and director is SupportSoft, Inc., 575 Broadway, Redwood City, California 94063, Attention: Investor Relations.

(2)

To the Company’s knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 10, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing ownership of any other person. Applicable percentage ownership is based on 43,974,962 shares of Common Stock outstanding as of March 31, 2006.

(3)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006. Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers reported sole voting power over 6,020,981 of such shares of Common Stock and sole dispositive power over all of such shares as of December 31, 2005. Merrill Lynch & Co, Inc. (ML&Co.) is a parent holding company. Merrill Lynch Investment Managers is an operating division of ML&Co.’s indirectly owned asset management subsidiaries. Certain of these subsidiaries hold shares of our common stock. The mailing address for Merrill Lynch Investment Managers is: Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers), World Financial Center, North Tower, 250 Vesey Street, New York, NY 10381.

(4)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006. Includes 2,476,000 shares beneficially owned by SMALLCAP World Fund, Inc. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 3,584,970 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including SMALLCAP World Fund, Inc. The address of Capital Research and Management Company and SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(5)	Includes 850,589 shares held by Anudip Limited Partnership. Ms. Basu and Dipak Basu are the general partners of Anudip Limited Partnership and share voting and dispositive power. Includes 1,551,000 shares subject to options that are exercisable within 60 days of April 10, 2006.

(6)	Includes 210,000 shares held by The Beattie Limited Partnership. Mr. Beattie and Barbara Beattie are the general partners of the Beattie Limited Partnership and share voting and dispositive power.

(7)	Includes 345,000 shares subject to options which are exercisable within 60 days of April 10, 2006. Mr. Grejtak is restricted from selling 135,315 of shares obtained through the exercise of such exercisable options as a result of a resale restriction imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December, 2005.

(8)	Includes 300,000 shares held by Cadir Lee Limited Partnership. Mr. Lee is a general partner of Cadir Lee Limited Partnership and has shared voting and dispositive power over these 300,000 shares. Includes 561,416 shares subject to options which are exercisable within 60 days of April 10, 2006. Mr. Lee is restricted from selling 68,231 of shares obtained through the exercise of such exercisable options as a result of a resale restriction imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December, 2005.

(9)	Includes 420,000 shares subject to options which are exercisable within 60 days of April 10, 2006. Mr. Van Siclen is restricted from selling 157,919 of shares obtained through the exercise of such exercisable options as a result of a resale restriction imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December, 2005.

(10)	Includes 82,000 shares subject to options which are exercisable within 60 days of April 10, 2006.

(11)	Includes 64,750 shares subject to options which are exercisable within 60 days of April 10, 2006.

(12)	Includes 6,000 shares held in UTMA Trusts for Mr. Leglise’s sons. Mr. Leglise disclaims beneficial ownership of these shares. Mr. Leglise is the Trustee for the UTMA Trusts. Includes 102,000 shares subject to options which are exercisable within 60 days of April 10, 2006.

(13)	Consists of 833 shares subject to options which are exercisable within 60 days of April 10, 2006.

(14)	Includes 2,000 shares held by Budd Thanos Trust. Mr. Thanos and Christine Budd are trustees of Budd Thanos Trust and share voting and dispositive power. Includes 74,750 shares subject to options which are exercisable within 60 days of April 10, 2006.

(15)	Includes 70,832 shares subject to options which are exercisable within 60 days of April 10, 2006, held by President and Chief Executive Officer, Josh Pickus and 193,124 shares subject to options which are exercisable within 60 days of April 10, 2006 held by Chief Financial Officer, Ken Owyang. Mr. Owyang is restricted from selling 75,626 of shares obtained through the exercise of such exercisable options as a result of a resale restriction imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December, 2005. Also includes 3,465,705 shares subject to options which are exercisable within 60 days of April 10, 2006.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table summarizes all compensation paid to the Company’s Chief Executive Officer and each of the Company’s other four (4) most highly compensated executive officers whose total salary and bonus exceeded $100,000 in 2005, for services rendered in all capacities to the Company for the fiscal year ended December 31, 2005. These individuals are referred to as the named executive officers. Other than the salary and bonus described, or otherwise noted below, the Company did not pay any named executive officer in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of that executive officer’s salary and bonus during each of 2003, 2004 and 2005.

Summary Compensation Table

	Year	Annual Compensation		Long Term Compensation
Name and Principal Position		Salary ($)	Bonus ($)	Securities Underlying Options (#)
Radha R. Basu Chairman of the Board and former President and Chief Executive Officer	2005 2004 2003	325,000 325,000 300,000	156,001 156,429 208,407	50,000 225,000 225,000

Brian M. Beattie Former Executive Vice President of Finance and Administration and Chief Financial Officer	2005 2004 2003	260,000 260,000 260,000	99,450 108,713 157,355	— 100,000 100,000

Chris M. Grejtak (1) Senior Vice President, Corporate Development and Marketing, Chief Marketing Officer	2005 2004 2003	240,000 238,333 143,750	58,080 62,400 45,808	50,000 95,000 250,000

Cadir B. Lee Chief Technology Officer and Senior Vice President of Products and Technology	2005 2004 2003	219,696 225,000 200,000	58,188 38,574 46,350	50,000 75,000 50,000

John Van Siclen (2) Former Senior Vice President of Worldwide Field Operations	2005 2004 2003	250,000 250,000 104,167	130,000 119,750 58,000	50,000 100,000 320,000

(1)	Mr. Grejtak joined the Company in May 2003.

(2)	Mr. Van Siclen joined the Company in August 2003.

The following tables set forth certain information as of December 31, 2005 and for the fiscal year then ended with respect to stock options granted to and exercised by the named executive officers. The options granted to the named executive officers in 2005 were granted under the Company’s 2000 Omnibus Equity Incentive Plan. Twenty-five percent of the options granted in 2005 to Radha Basu, John Van Siclen, Chris Grejtak and Cadir Lee are exercisable on the one year anniversary of the grant date and 1/48th each month thereafter. The vesting of the options granted to Ms. Basu was accelerated in April 2006 pursuant to the transition agreement between SupportSoft and Ms. Basu described below in “Employment Agreements and Change of Control Arrangements.” The percent of the total options set forth below is based on an aggregate of 2,159,385 options granted to employees during 2005. All options were granted at the then fair market value as determined by the Company’s Board of Directors on the date of grant.

Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that the fair market value of the common stock on the date of grant appreciates at 5% and 10% per year over the option term (seven years) and that the option is exercised and sold on the last day of its option term for the appreciated stock price. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the Company’s future common stock price. We used the grant-date price (the closing price on the Nasdaq National Market on the date of grant) in determining the value of the options granted to named executive officers in 2005. The calculation includes the difference, if any, between the fair market value on the date of grant and the exercise price for such options. The hypothetical gains shown are net of the option exercise price but do not include deductions for taxes and other expenses payable upon exercise of the option or for sale of the underlying shares of common stock. Actual gains, if any, on stock option exercises will depend on the future performance of the Company’s common stock, the officers’ continued employment through applicable vesting periods and the date on which the options are exercised.

Option Grants in 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2005	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Radha R. Basu	50,000	2.32%	$4.34	12/21/2012	$88,340.79	$205,871.61
Brian M. Beattie	—	—	—	—	—	—
Chris M. Grejtak	50,000	2.32%	$4.34	12/21/2012	$88,340.79	$205,871.61
Cadir Lee	50,000	2.32%	$4.34	12/21/2012	$88,340.79	$205,871.61
John Van Siclen	50,000	2.32%	$4.34	12/21/2012	$88,340.79	$205,871.61

Aggregated Option Exercises in Last Fiscal Year and 2005 Year End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Radha R. Basu	—	—	1,413,500	137,750	$684,250.00	$50,750.00
Brian M. Beattie	—	—	333,500	162,500	$159,892.92	$21,750.00
Chris M. Grejtak	—	—	345,000	50,000	$0.00	$0.00
Cadir Lee	—	—	551,00	75,000	$1,025,500.00	$14,500.00
John Van Siclen	—	—	420,000	50,000	$0.00	$0.00

(1)	Calculated on the basis of the fair market value of the underlying securities at December 31, 2005 ($4.220 per share) minus the exercise price, multiplied by the number of shares.

Acceleration of Certain Unvested Stock Options

On December 21, 2005, upon recommendation of the Compensation Committee of the Board of Directors, the Board of Directors of SupportSoft, Inc. (the “Company”) approved the acceleration of the vesting of certain unvested and “out-of-the-money” stock options that were outstanding on December 21, 2005 and had an exercise price per share equal to or greater than $5.00, all of which were previously granted under the Company’s stock option plans and that were outstanding on December 21, 2005. Options to purchase approximately 3.2 million shares of common stock, or approximately 34% of the Company’s total outstanding options on December 21, 2005, were eligible for acceleration. The options accelerated excluded options previously granted to the Board of Directors of the Company and employees who have notified the Company or been notified of their termination. The options accelerated included the following unvested options held by the named executive officers: 75,000 options at $5.31; 371,250 options at $5.93; 133,334 options at $7.32, and 169,272 options at $12.99. For all named executive officers and non-officer vice presidents, the acceleration was accompanied by restrictions imposed on any shares purchased through the exercise of accelerated options. Those restrictions prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time).

The purpose of the acceleration was to enable the Company to reduce compensation expense associated with options in future periods in its Consolidated Statements of Operations pursuant to Financial Accounting Standards Board Statement No. 123R. Under FAS No. 123R, the Company will apply the expense recognition provisions relating to stock options beginning in the first quarter of fiscal 2006. The acceleration of the vesting of these options did not result in a charge to the Company’s expenses in the Consolidated Statements of Income in 2005. In approving the acceleration, the Board considered its impact on future financial results, stockholder value and employee retention. The Company believed that the acceleration is in the best interest of stockholders as it will reduce the Company’s reported compensation expense in future periods in light of these accounting regulations.

Employment Agreements and Change of Control Arrangements

In 2005, we had officer offer letters with Radha Basu, our former president and chief executive officer, Brian Beattie, our former executive vice president of finance and administration and chief financial officer and John Van Siclen, our former senior vice president of worldwide field operations and Chris Grejtak, our senior vice president, corporate development and marketing, chief marketing officer. We also have a formal employment agreement with our current president and chief executive officer, Joshua Pickus, and our current chief financial officer and senior vice president of finance and administration, Ken Owyang. We do not have a formal employment agreement with Cadir Lee, our chief technology officer and senior vice president of products and technology. All current officers may leave or be terminated at any time.

Joshua Pickus

On April 6, 2006, the Board of Directors appointed Joshua Pickus as President and Chief Executive Officer of the Company. In connection with this appointment, the Company and Mr. Pickus entered into an employment agreement, effective April 6, 2006 (the “Agreement”). The Agreement provides for an annual base salary for Mr. Pickus of $350,000. In addition, Mr. Pickus is entitled to an annual cash bonus. For 2006, the target cash bonus is $300,000. The actual amount of any such cash bonus is based on actual performance as measured against criteria to be determined by the Company’s Board of Directors and may exceed the target cash bonus in the event performance exceeds such criteria. The Agreement also provides that the Company grant Mr. Pickus an option to purchase 1,300,000 shares of common stock, which vests monthly over 48 months. The Agreement further provides that the Company grant Mr. Pickus two additional options, each providing for a right to purchase 200,000 shares, vesting monthly over 48 months. These two additional options to purchase 200,000 shares only become exercisable, to the extent vested, following the date as of which the fair market value of the Company’s common stock has first equaled or exceeded $6 per share, and $9 per share, respectively, for 20 consecutive trading days. In the event of involuntary termination, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target bonus in effect for the fiscal year in which he is terminated. If Mr. Pickus is involuntary terminated within 12 months following a change of control of the Company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary, 100% of his target bonus in effect for the fiscal year in which he is terminated and the immediate vesting and exercisability of the above-mentioned options. In addition, if any amounts payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax and/or assessment, the Company shall pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the Agreement, the maximum amount payable by the Company resulting from excise taxes imposed on Mr. Pickus is $1,500,000.

Radha Basu

Ms. Basu’s last day as President and Chief Executive Officer of the Company was April 6, 2006. During the fiscal year 2005, she was entitled to an annual salary of $325,000 and a potential bonus of up to $243,750 tied to certain criteria. Under the terms of Ms. Basu’s original offer letter, had Ms. Basu been terminated for any reason other than for cause or if she terminated her own employment under specified circumstances, she was entitled to 12 months of her salary, continued participation in all benefit plans for 12 months, vesting of all stock options granted to her that would have vested by the end of the month of her termination, and a portion of her bonus based on the number of months worked during that year. Within 12 months following a change of control of SupportSoft, if Ms. Basu was terminated for any reason other than for cause or if she had terminated her employment under specified circumstances, she was entitled to vesting of all stock options granted to her by SupportSoft, 12 months of her salary, continued participation in all benefit plans for 12 months and a portion of her bonus based on the number of months worked during that year.

Under the terms of a Transition Agreement dated March 12, 2006, Ms. Basu agreed to serve as the President and Chief Executive Officer until a new President and Chief Executive officer was appointed. Joshua Pickus, the Company’s new President and Chief Executive Officer, was appointed April 6, 2006. Pursuant to the terms of the Transition Agreement, Ms. Basu has agreed to continue as a part-time employee on an as needed basis until April 6, 2007. During this one-year period, Ms. Basu may resign for any or no reason, but the Company may only terminate her for cause. In return for a customary release, the Company will continue to pay Ms. Basu her previous base salary of $325,000 plus her target bonus of $243,750 through April 6, 2007, or, if earlier, the day Ms. Basu terminates her employment with the Company. Ms. Basu is not eligible to earn additional bonuses for this one-year period and will not be entitled to severance upon a change of control of SupportSoft, but may be entitled to a pro rata portion of her 2006 target bonus actually earned through April 6, 2006, if she has achieved the performance criteria, as determined by the Board. To the extent applicable, the Company will reimburse Ms. Basu for COBRA premiums paid by Ms. Basu during this one-year period. In addition, under the terms of the Transition Agreement, as of April 6, 2006, Ms. Basu immediately vested in all of her outstanding options to acquire common stock of the Company and was released from any applicable resale restrictions which were imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December 2005.

Ken Owyang

On March 13, 2006, the Board of Directors appointed Ken Owyang as the Company’s Chief Financial Officer and Senior Vice President of Finance and Administration. In connection with this appointment, the Company and Mr. Owyang amended Mr. Owyang’s original employment agreement, effective March 27, 2006. The agreement provides for an annual base salary of $250,000. In addition, Mr. Owyang is eligible for a target annual cash bonus equal to 50% of his annual base salary. The actual amount of any such cash bonus is based on individual and company performance. The agreement also provides that the Company grant Mr. Owyang an option to purchase 175,000 shares, which vests monthly over 48 months. This grant was in addition to the option to purchase 215,000 shares Mr. Owyang received through his employment in previous roles with the Company. If Mr. Owyang is terminated without cause or resigns for good cause, Mr. Owyang would be entitled to severance pay equal to six months of base salary and a pro-rated bonus, and if such termination or resignation followed a change of control of the Company, Mr. Owyang would also be entitled to vest in 50% of any remaining unvested shares underlying his stock options.

Brian Beattie

Mr. Beattie’s last day of employment with the Company was January 6, 2006. During fiscal year 2005, he was entitled to an annual salary of $260,000 and a potential bonus of up to $156,000 tied to certain criteria as established by the Compensation Committee. Under the terms of Mr. Beattie’s offer letter, had Mr. Beattie been terminated for any reason other than for cause or if he terminated his own employment under specified circumstances, he was entitled to six months of his salary, continued participation in all benefit plans for six months, vesting of all stock options granted to him that would have vested by the end of the month of his termination, and a portion of his bonus based on the number of months worked during that year. Within 12 months following a change of control of SupportSoft, had Mr. Beattie been terminated for any reason other than for cause or if he terminated his employment under specified circumstances, he would have been entitled to vesting of 50% of his remaining unvested stock options granted to him by SupportSoft, six months of his salary, continued participation in all benefit plans for six months and a portion of his bonus based on the number of months worked during that year. Mr. Beattie voluntarily terminated his employment and did not receive any additional benefits as a result.

Chris Grejtak

Mr. Grejtak is entitled to an annual salary of $240,000 and a potential bonus of up to $96,000 tied to certain criteria as established by the Compensation Committee for 2006. Under the terms of Mr. Grejtak’s offer letter, within six months following a change of control of SupportSoft, if Mr. Grejtak is terminated for any reason other than for cause or if he terminates his employment under specified circumstances, he is entitled to vesting of 25% of his remaining unvested stock options granted to him by SupportSoft, six months of his salary, and a portion of his bonus based on the number of months worked during that year.

John Van Siclen

Mr. Van Siclen’s last day of employment with the Company was March 31, 2006. Mr. Van Siclen was entitled to an annual salary of $250,000 and a potential bonus of up to $200,000 for fiscal year 2006. Under the terms of Mr. Van Siclen’s original offer letter, within six months following a change of control of SupportSoft, if Mr. Van Siclen was terminated for any reason other than for cause or if he terminated his employment under specified circumstances, he was entitled to vesting of 50% of his remaining unvested stock options granted to him by SupportSoft, six months of his salary, and a portion of his bonus based on the number of months worked during that year.

On March 12, 2006, the Company entered into a Separation Agreement with Mr. Van Siclen. Under this agreement, Mr. Van Siclen received a severance payment equal to four months of salary. Mr. Van Siclen has provided a customary release and other covenants to the Company in connection with the termination of his employment.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) consisted of four (4) non-employee directors, Dick Williams, Claude Leglise, Manuel Diaz and Jim Thanos at the beginning of 2005. In May 2005, after the departure of Mr. Williams, the Compensation Committee consisted of three (3) non-employee directors, Claude Leglise, Manuel Diaz and Jim Thanos. Mr. Leglise serves as the committee’s chairman. None of Mr. Leglise, Mr. Diaz, or Mr. Thanos serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

For the majority of 2005, the Compensation Committee consisted of three (3) non-employee directors, Claude Leglise (Committee Chairman), Jim Thanos and Manuel Diaz, none of whom has interlocking relationships as defined by the Securities and Exchange Commission. The Compensation Committee in general is responsible for determining annual compensation of executive officers and evaluating their performance.

The Compensation Committee’s primary functions are to carry out the Board’s overall responsibility relating to remuneration of the executive officers of the Company, assist the Board in establishing the appropriate incentive compensation and equity-based plans for the Company’s executive officers, to review and ensure fairness in the administration of remuneration for equitable wealth distribution and the well being of the Company’s employees, and appraise the annual performance of the Chief Executive Officer and provide guidance to the Chief Executive Officer for the annual performance appraisals of other executive officers.

Compensation Philosophy and Review

The Compensation Committee strives to establish compensation programs that will enable the Company to attract, motivate and retain talented employees to grow the business and meet the Company’s competitive challenges. Market-competitive compensation and benefits can help the Company develop a talented, diverse workforce to better compete in its market and optimize stockholder value. The Compensation Committee believes that company employees should have the opportunity for ownership to share in the value they help create. The Company’s compensation philosophy emphasizes individual responsibility as well as participation in team efforts and milestones, and attempts to create a strong link between compensation and performance at an individual and Company level.

Furthermore, the Compensation Committee believes that compensation of the Company’s executive officers should (a) encourage creation of stockholder value and achievement of certain corporate objectives, (b) integrate compensation with the Company’s annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives, (c) provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel, and (d) align the interests of executive officers with the long-term interests of stockholders. The Compensation Committee annually surveys the executive compensation practices of our technology peer group. The peer group is composed of a select group of software companies that are considered by the Compensation Committee to be product and/or labor market competitors of the Company.

The Compensation Committee, on behalf of the Company’s Board and the stockholders, exercises its discretion to set a meaningful portion of each executive’s compensation contingent on the Company’s performance, as well as on his or her own individual contribution. Accordingly, an executive’s compensation package typically consists of the following: (i) base salary, (ii) cash incentive bonuses that are typically tied to corporate and individual performance criteria, and (iii) long-term stock-based incentive awards.

The overall compensation package for executive officers is variable. The Company’s policy is generally to qualify and structure such variable compensation arrangements so as to qualify for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

Key Elements of Executive Compensation

Base Salary:    Base salary is baseline cash compensation paid to executives employed throughout the year. Base pay for an executive is established annually, based on (i) a compensation range which corresponds to the executive’s ongoing job responsibilities and (ii) the executive’s past job performance. The Compensation

Committee, on behalf of the Board, exercises its discretion in determining individual executive salaries and does not apply any specific formula.

Cash Incentive Bonuses:    The cash incentive bonuses focus on matching reward with results through financial, operational, customer, and employee metrics. The criteria used for awarding cash bonuses are reviewed annually, taking into account the Company’s competitive peer group. The Company has one principal variable pay plan (excluding sales incentive plans), which is referred to as the Executive MBO Bonus Plan. This plan attempts to connect the Company’s performance directly to compensation and encourages executives to make significant contributions toward certain overall Company performance targets. The Company’s incentive award payout approach is generally (i) no payment if an executive fails to achieve minimum expectations, (ii) a limited reward if an executive reaches minimum expectations, and (iii) a larger bonus payment if the executive reaches certain aggressive goals that are designed to result in the executive performing at the top of the market.

Stock-based Incentive Award:    Stock-based incentives are designed to encourage creation of long-term value for the Company’s stockholders through sustained performance in meeting or exceeding customer and stockholder expectations, employee retention, and equity ownership. The incentives consist of stock option grants and an employee stock purchase program. The Compensation Committee takes into account the Company’s competitive peer group market practices and other factors, such as the Company’s needs and customer demands, in determining initial stock option grants and follow-on (periodic) option grants for participants. The Compensation Committee exercises its discretion in review and approval of stock option grants for the Company’s executives.

Other Benefits:    Other non-cash benefits that are offered to non-executive employees are provided to the executive officers in accordance with the Company’s established programs.

Chief Executive Officer Compensation

The Compensation Committee meets outside the presence of the Chief Executive Officer to evaluate performance and uses the same procedures described above in setting an annual compensation package. For 2005, Ms. Basu’s base salary of $325,000 was not adjusted from 2004. In setting her 2005 base compensation, the Committee considered Ms. Basu’s many accomplishments in helping grow the Company as well as Ms. Basu’s expected contributions to the Company in the future. Her potential 2005 bonus remained $243,750 and was tied to the achievement of certain corporate performance objectives such as revenue and earnings per share as well as the achievement of certain individual objectives related to strategic initiatives of the Company. Ms. Basu’s actual bonus for services rendered in 2005 was $156,001, based upon the Compensation Committee’s assessment of her achievement of such performance objectives. In addition, on December 22, 2005, Ms. Basu received an option to purchase 50,000 shares of the Company’s Common Stock at an exercise price of $4.34, the closing price per share on the Nasdaq National Market on that day. Twenty-five percent (25%) of her option grant was to become exercisable on December 21, 2006, and 1/48th was to become exercisable monthly thereafter, until fully vested, subject to continued employment.

For 2006, Ms. Basu’s base salary and potential bonus was not adjusted from 2005. However, on March 13, 2006, Ms. Basu publicly announced her intention to retire as the Company’s President and Chief Executive Officer. In the interest of a smooth transition of her duties to a new president and chief executive officer and retaining her extensive knowledge of the Company and its customers and employees, the Company entered into a Transition Agreement with Ms. Basu, dated March 12, 2006. Under the terms of this Transition Agreement, Ms. Basu has agreed to continue as a part-time employee on an as needed basis until April 6, 2007. During this one-year period, Ms. Basu may resign for any or no reason, but the Company may only terminate her for cause. In return for a customary release, the Company will continue to pay Ms. Basu her previous base salary of $325,000 plus her target bonus of $243,750 through April 6, 2007, or, if earlier, the day Ms. Basu terminates her employment with the Company. Ms. Basu is not eligible to earn additional bonuses for this one-year period and will not be entitled to severance upon a change of control of SupportSoft, but may be entitled to a pro rata portion of her 2006 target bonus actually earned through April 6, 2006, if she has achieved the performance criteria, as determined by the Board. To the extent applicable, the Company will reimburse Ms. Basu for COBRA premiums paid by Ms. Basu during this one-year period. In addition, under the terms of the Transition Agreement, as of April 6, 2006, Ms. Basu immediately vested in all of her outstanding options to acquire common stock of the Company and was released from any applicable resale restrictions which were imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December 2005.

Submitted by the Compensation Committee of the Company’s Board of Directors

Claude Leglise, Committee Chairman

Manuel Diaz

James Thanos

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company’s Common Stock and the CRSP Total Return Index for the Nasdaq U.S. Stocks (the “Nasdaq Composite Index”) and Nasdaq Computer and Data Processing Services Index from December 29, 2000 through December 31, 2005. The graph assumes that $100 was invested on December 29, 2000 and $100 was invested on December 29, 2000 in the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Services Index and that all dividends were reinvested. No cash dividends have been declared or paid on the Company’s Common Stock. The Company’s Common Stock has been traded on the Nasdaq National Market since July 19, 2000. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

SUPPORTSOFT, INC.,

THE NASDAQ COMPOSITE INDEX, AND

THE NASDAQ COMPUTER AND DATA PROCESSING SERVICES INDEX

CUMULATIVE TOTAL RETURN AT PERIOD END

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
SupportSoft, Inc.	$100.00	$30.96	$19.46	$64.99	$32.89	$20.84
Nasdaq Composite Index	$100.00	$79.32	$54.84	$81.99	$89.23	$91.12
Nasdaq Computer & Data Processing Services Index	$100.00	$80.53	$55.53	$73.16	$80.57	$83.31

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees SupportSoft’s financial reporting process on behalf of the Board of Directors of SupportSoft. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with SupportSoft’s independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of SupportSoft’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and SupportSoft, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the Independence Standards Board No. 1. The Audit Committee discussed with the accountants the compatibility of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of SupportSoft’s internal controls and the overall quality of SupportSoft’s financial reporting. The Committee held 10 meetings during fiscal year 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in SupportSoft’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of SupportSoft’s independent registered public accountants for the year ending December 31, 2006.

From the members of the Audit Committee:

Kevin C. Eichler, Committee Chairman

Manuel Diaz

James Thanos

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors on Executive Compensation,” “Stock Price Performance Graph” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has nominated Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006, and the Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the Company’s and stockholders’ best interests.

Audit and Non-Audit Fees

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2005 and 2004:

	Fiscal Year 2005	Fiscal Year 2004
Audit Fees
Audit and review procedures	$879,300	$797,349
Statutory audit	16,915	11,000

Total Audit Fees	$896,215	$808,349

Audit-Related Fees
Services related to business transactions	$—	$65,008

Total Audit-Related Fees	$—	$65,008

Non-Audit Fees	$—	$84,655

Tax Fees
Tax compliance	$40,111	$44,886
Tax advice and planning	24,591	45,583

Total Tax Fees	$64,702	$90,469

Audit Fees.    Audit fees represent fees for professional services provided in connection with the audits of our financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees.    Audit-related fees consist primarily of fees for accounting consultations, merger and acquisition advisory services and related statutory filings.

Non-Audit Fees.    Non-audit fees related to due diligence services in connection with the acquisition of substantially all of the assets of another company.

Tax Fees.    Tax fees consisted of fees for professional services related to international tax compliance, and both domestic and international tax advice and planning.

Audit Committee Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company, the Company believes that all of the Section 16 filing requirements were satisfied for 2005 except as follows: due to an administrative error on the part of the Company, Radha Basu, Chris Grejtak, Cadir Lee, and John Van Siclen each filed a Form 4 three business days late, each reporting an option grant provided on December 21, 2005.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors,

Radha R. Basu

Chairman of the Board

April 25, 2006

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SUPPORTSOFT, INC.
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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees as directors for the Company to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	For	Withhold		For	Withhold

01 - Radha R. Basu	☐	☐	04 - J. Martin O’Malley	☐	☐

02 - Manuel F. Diaz	☐	☐	05 - Joshua Pickus	☐	☐

03 - Kevin C. Eichler	☐	☐	06 - James Thanos	☐	☐

B	Issues

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the election of directors listed above and “FOR” Proposal 2.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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Proxy - SUPPORTSOFT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes KEN OWYANG or ERIKA VARGA, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SupportSoft, Inc. (the “Company”) to be held at the Company’s headquarters at 575 Broadway, Redwood City, California on May 23, 2006 at 4:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting of Stockholders.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)